American Express Global Business Travel Reports Strong Fourth Quarter and Full-Year 2023 Financial Results;
Introduces 2024 Outlook

NEW YORK – March 5, 2024 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), a leading B2B software and services company for travel and expense, today announced financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter and Full-Year 2023 Highlights

•Outstanding financial performance. Strong full-year performance above initial guidance with 24% revenue growth and 269% Adjusted EBITDA growth to $380 million. In Q4 2023, delivered $549 million of revenue and $80 million of Adjusted EBITDA, growing 83% or $37 million year-over-year.

•Continued share gains. Total New Wins Value of $3.5 billion, including $2.2 billion in SME, and 96% customer retention rate for the full year.

•Operating leverage. 24% revenue growth versus single-digit Adjusted Operating Expense growth for the full year. Operating leverage drove full-year Adjusted EBITDA margin expansion of 11ppt year-over-year.

•Positive cash flow and rapid deleveraging. Positive full-year Free Cash Flow of $49 million and significant decline in leverage ratio to 2.3x1, resulting in reduced interest expense and a two-notch credit rating upgrade from S&P Global.

Full-Year 2024 Outlook

•Revenue outperformance. Guiding to 6-9% revenue growth driven by expected stable growth in business travel and Amex GBT's continued share gains.

•Operating leverage. Margin expansion, focus on productivity and leveraging automation and artificial intelligence (AI) expected to deliver 18%–32% Adjusted EBITDA growth to $450–$500 million.

•Accelerating cash flow. Strong operational performance, reduction in interest, integration and restructuring costs and prudent working capital management. Opportunity to refinance debt and shift capital allocation to organic and inorganic opportunities.

Paul Abbott, Amex GBT’s Chief Executive Officer, stated: “In 2023, we delivered outstanding financial results, with revenue and Adjusted EBITDA finishing above the guidance issued at the start of the year. We expect our scalable model to generate 18% to 32% Adjusted EBITDA growth in 2024 as we settle into a more stable level of industry growth. We expect 2024 will be another year of share gains, strong growth in profits and cash flow and continued margin expansion.”

*A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release.
1Leverage ratio is calculated as Net Debt / LTM Adjusted EBITDA and is different than leverage ratio defined in our senior secured credit agreement.

Fourth Quarter & Full-Year 2023 Financial Summary

(in millions, except percentages; unaudited)	Three Months Ended		% Increase/ (Decrease)	Year Ended		% Increase/ (Decrease)
	December 31,			December 31,
	2023	2022		2023	2022
Total Transaction Value (TTV)	$6,298	$5,913	7%	$28,192	$22,968	23%
Transaction Growth	6%	81%		19%	200%
Revenue	$549	$527	4%	$2,290	$1,851	24%

Total operating expenses	$546	$565	(4)%	$2,298	$2,049	12%
Adjusted Operating Expenses	$469	$484	(3)%	$1,910	$1,745	9%

Net loss	$(46)	$(63)	27%	$(136)	$(229)	41%
Net loss margin	(8)%	(12)%	4ppt	(6)%	(12)%	6ppt
EBITDA	$41	$(8)	NM	$189	$(10)	NM
Adjusted EBITDA	$80	$43	83%	$380	$103	269%
Adjusted EBITDA Margin	15%	8%	6ppt	17%	6%	11ppt

Net cash provided by (used in) operating activities	$58	$(4)	NM	$162	$(394)	NM
Free Cash Flow	$32	$(25)	NM	$49	$(488)	NM

Net Debt				$886	$919
Net Debt / LTM Adjusted EBITDA				2.3x	8.9x
NM = Not Meaningful

Fourth Quarter 2023 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

Revenue totaled $549 million, an increase of $22 million, or 4%, primarily due to growth in Total Transaction Value driven by continued growth in business travel and growth in Product & Professional Services revenue, partially offset by lower yield due to different phasing of supplier revenue in the prior year.

Total operating expenses totaled $546 million, a decrease of $19 million, or 4%, primarily due to general and administrative cost savings and lower employee incentive costs.

Adjusted Operating Expenses totaled $469 million, a decrease of $15 million, or 3%.

Net loss totaled $46 million, an improvement of $17 million, primarily due to the increase in operating income and favorable change in fair value of earnout derivative liabilities, partially offset by increased interest expense.

Adjusted EBITDA totaled $80 million, an increase of $37 million, or 83%. Revenue growth and operating leverage resulted in Adjusted EBITDA margin expansion to 15%, up 6ppt.

Net cash provided by operating activities totaled $58 million, an improvement of $62 million versus $4 million in net cash used by operating activities in the same period in 2022, primarily due to (i) decreased usage of working capital associated with the normalization in volume growth and the benefits from the Company’s working capital optimization program, particularly in relation to the integration of Egencia, and (ii) reduced net losses before considering non-cash charges, partially offset by (iii) higher cash interest.

Free Cash Flow totaled $32 million, an improvement of $57 million versus Free Cash Flow use of $25 million in the same period in 2022, due to the increase in net cash provided by operating activities, partially offset by increased use of cash for the purchase of property and equipment.

Full-Year 2023 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

Revenue totaled $2,290 million, an increase of $439 million, or 24%, primarily due to growth in Total Transaction Value and growth in Product and Professional Services revenue. Revenue yield was stable at 8.1%.

Total operating expenses totaled $2,298 million, an increase of $249 million, or 12%, primarily due to higher cost of revenues to support Transaction Growth, increased investments in sales and marketing and technology and content, higher restructuring costs and increased depreciation and amortization. This was partially offset by cost savings driven by operational efficiencies and the Company's recent internal reorganization.

Adjusted Operating Expenses totaled $1,910 million, an increase of $165 million, or 9%.

Net loss totaled $136 million, an improvement of $93 million, primarily due to the improvement in operating results, partially offset by increased interest expense and reduced benefit from income taxes.

Adjusted EBITDA totaled $380 million, an increase of $277 million, or 269%. Strong revenue growth and operating leverage resulted in Adjusted EBITDA margin expansion to 17%, up 11ppt.

Net cash provided by operating activities totaled $162 million, an improvement versus $394 million in net cash used by operating activities in 2022, primarily due to (i) decreased usage of working capital associated with the normalization in volume growth and the benefits from the Company’s working capital optimization program, particularly in relation to the integration of Egencia, and (ii) reduced net losses before considering non-cash charges, partially offset by (iii) higher cash interest and (iv) loss of benefit from cash received on termination of a derivative contract in 2022.

Free Cash Flow totaled $49 million, an improvement versus Free Cash Flow use of $488 million in 2022, due to the increase in net cash provided by operating activities, partially offset by increased use of cash for the purchase of property and equipment.

Net Debt: As of December 31, 2023, total debt, net of unamortized debt discount and debt issuance cost, was $1,362 million, compared to $1,222 million as of December 31, 2022. Net Debt was $886 million as of December 31, 2023, compared to $919 million as of December 31, 2022. The leverage ratio was 2.3x as of December 31, 2023. The cash balance at the end of 2023 was $476 million, compared to $303 million at the end of 2022.

Full-Year 2024 Guidance

	Full-Year 2024 Guidance	Year-over-Year Growth
Revenue	$2.43B – $2.50B	+ 6% – 9%
Adjusted EBITDA	$450M – $500M	+ 18% – 32%
Adjusted EBITDA Margin	18% – 20%	+ ~ 150bps – 350bps
Free Cash Flow	> $100M

Karen Williams, Amex GBT’s Chief Financial Officer, stated: “Our 2024 guidance demonstrates the power of our financial model to leverage stable travel demand growth to above-industry revenue growth. It also leads to even stronger Adjusted EBITDA growth thanks to our focus on operating leverage and continued margin expansion. We anticipate a significant step-up in Free Cash Flow this year, driven by Adjusted EBITDA growth, a reduction in integration and restructuring costs and lower interest expense from our declining leverage and expected refinancing of our debt. As Free Cash Flow accelerates, we have a clear capital allocation strategy that supports organic and inorganic investments for long-term, sustained growth."

Please refer to the section below titled "Reconciliation of Full-Year 2024 Adjusted EBITDA and Free Cash Flow Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to GAAP measures.

Webcast Information

Amex GBT will host its fourth quarter and full-year 2023 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel is the world’s leading B2B travel platform, providing software and services to manage travel, expenses, and meetings & events for companies of all sizes. We have built the most valuable marketplace in B2B travel to deliver unrivalled choice, value and experiences. With travel professionals in more than 140 countries, our customers and travelers enjoy the powerful backing of American Express Global Business Travel.

Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on X (formerly known as Twitter), LinkedIn and Instagram.

Contacts

Media:
Martin Ferguson
Vice President Global Communications and Public Affairs
martin.ferguson@amexgbt.com

Investors:
Jennifer Thorington
Director Investor Relations
investor@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year ended December 31,
(in $ millions, except share and per share data)	2023	2022
Revenue	$2,290	$1,851
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	958	832
Sales and marketing	393	337
Technology and content	405	388
General and administrative	306	313
Restructuring and other exit charges	42	(3)
Depreciation and amortization	194	182
Total operating expenses	2,298	2,049
Operating loss	(8)	(198)
Interest income	1	—
Interest expense	(141)	(98)
Fair value movement on earnout and warrant derivative liabilities	13	8
Other (loss) income, net	(10)	1
Loss before income taxes and share of losses from equity method investments	(145)	(287)
Benefit from income taxes	9	61
Share of losses from equity method investments	—	(3)
Net loss	(136)	(229)
Less: net loss attributable to non-controlling interests in subsidiaries	(73)	(204)
Net loss attributable to the Company’s Class A common stockholders	$(63)	$(25)
Basic loss per share attributable to the Company’s Class A common stockholders	$(0.25)	$(0.50)
Weighted average number of shares outstanding – Basic	251,645,498	51,266,570
Diluted loss per share attributable to the Company’s Class A common stockholders	$(0.30)	$(0.51)
Weighted average number of shares outstanding – Diluted	458,055,525	445,715,051

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of December 31,
(in $ millions except share and per share data)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$476	$303
Accounts receivable (net of allowance for credit losses of $12 and $23 as of December 31, 2023 and 2022, respectively)	726	765
Due from affiliates	42	36
Prepaid expenses and other current assets	116	130
Total current assets	1,360	1,234
Property and equipment, net	232	218
Equity method investments	14	14
Goodwill	1,212	1,188
Other intangible assets, net	552	636
Operating lease right-of-use assets	50	58
Deferred tax assets	281	333
Other non-current assets	50	47
Total assets	$3,751	$3,728
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$302	$253
Due to affiliates	39	48
Accrued expenses and other current liabilities	466	452
Current portion of operating lease liabilities	17	17
Current portion of long-term debt	7	3
Total current liabilities	831	773
Long-term debt, net of unamortized debt discount and debt issuance costs	1,355	1,219
Deferred tax liabilities	5	24
Pension liabilities	183	147
Long-term operating lease liabilities	55	61
Earnout derivative liabilities	77	90
Other non-current liabilities	33	43
Total liabilities	2,539	2,357
Commitments and Contingencies
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 467,092,817 shares and 67,753,543 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively)	—	—
Class B common stock (par value $0.0001; 3,000,000,000 shares authorized; nil shares and 394,448,481 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively)	—	—
Additional paid-in-capital	2,748	334
Accumulated deficit	(1,437)	(175)
Accumulated other comprehensive loss	(103)	(7)
Total equity of the Company’s shareholders	1,208	152
Equity attributable to non-controlling interest in subsidiaries	4	1,219
Total shareholders’ equity	1,212	1,371
Total liabilities and shareholders’ equity	$3,751	$3,728

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year ended December 31,
(in $ millions)	2023	2022
Operating activities:
Net loss	$(136)	$(229)
Adjustments to reconcile net loss to net cash from (used in) operating activities:
Depreciation and amortization	194	182
Deferred tax benefit	(30)	(65)
Equity-based compensation	75	39
Allowance for credit losses	9	19
Fair value movements on earnout and warrants derivative liabilities	(13)	(8)
Other	17	22
Defined benefit pension funding	(29)	(32)
Proceeds from termination of interest rate swap derivative contract	—	23
Changes in working capital
Accounts receivable	49	(427)
Prepaid expenses and other current assets	9	(29)
Due from affiliates	(4)	(18)
Due to affiliates	(5)	7
Accounts payable, accrued expenses and other current liabilities	26	122
Net cash from (used in) operating activities	162	(394)
Investing activities:
Purchase of property and equipment	(113)	(94)
Other	(6)	(1)
Net cash used in investing activities	(119)	(95)
Financing activities:
Proceeds from reverse recapitalization, net	—	269
Redemption of preference shares	—	(168)
Proceeds from senior secured term loans, net of debt discount	131	200
Repayment of senior secured term loans	(3)	(3)
Repayment of finance lease obligations	(2)	(2)
Payment of lender fees and issuance costs for senior secured term loans facilities	(2)	—
Payment of deferred consideration	—	(4)
Contributions for ESPP and proceeds from exercise of stock options	7	—
Payment of taxes withheld on vesting of equity awards	(14)	—
Other	3	—
Net cash from financing activities	120	292
Effect of exchange rates changes on cash, cash equivalents and restricted cash	10	(12)
Net increase (decrease) in cash, cash equivalents and restricted cash	173	(209)
Cash, cash equivalents and restricted cash, beginning of year	316	525
Cash, cash equivalents and restricted cash, end of year	$489	$316
Supplemental cash flow information:
Cash refund for income taxes (net of payments)	$2	$(1)
Cash paid for interest (net of interest received)	$142	$96
Non-cash additions for finance lease	$4	$—
Issuance of shares to settle liability	$4	$—

Glossary of Terms

B2B refers to business-to-business.

Customer retention rate is calculated based on Total Transaction Value (TTV).

LTM refers to the last twelve months.

SME refers to clients Amex GBT considers small-to-medium-sized enterprises (“SME”), which Amex GBT generally defines as having an expected annual spend on air travel of less than $20 million. This criterion can vary by country and client needs.

SME New Wins Value is calculated using expected annual average TTV from new SME client wins over the last twelve months.

Total New Wins Value is calculated using expected annual average TTV from all new client wins over the last twelve months.

Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

Yield is calculated as total revenue divided by TTV for the same period.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition to, and should not be considered as an alternative to, other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. We use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We use Free Cash Flow and Net Debt as liquidity measures and as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, fair value movements on earnout and warrant derivative liabilities, long-term incentive plan costs, certain corporate costs, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs and certain corporate costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as measures of liquidity or as measures determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents.

Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net loss to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2023	2022	2023	2022
Net loss	$(46)	$(63)	$(136)	$(229)
Interest income	(1)	—	(1)	—
Interest expense	36	29	141	98
Benefit from income taxes	3	(22)	(9)	(61)
Depreciation and amortization	49	48	194	182
EBITDA	41	(8)	189	(10)
Restructuring, exit and related charges(a)	—	2	49	(3)
Integration costs(b)	7	9	35	34
Mergers and acquisitions(c)	1	(3)	2	18
Equity-based compensation(d)	15	16	75	39
Fair value movements on earnout and warrant derivative liabilities(e)	10	22	(13)	(8)
Other adjustments, net(f)	6	5	43	33
Adjusted EBITDA	$80	$43	$380	$103
Net loss Margin	(8)%	(12)%	(6)%	(12)%
Adjusted EBITDA Margin	15%	8%	17%	6%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2023	2022	2023	2022
Total operating expenses	$546	$565	$2,298	$2,049
Adjustments:
Depreciation and amortization	(49)	(48)	(194)	(182)
Restructuring, exit and related charges(a)	—	(2)	(49)	3
Integration costs(b)	(7)	(9)	(35)	(34)
Mergers and acquisition(c)	(1)	3	(2)	(18)
Equity-based compensation(d)	(15)	(16)	(75)	(39)
Other adjustments, net(f)	(5)	(9)	(33)	(34)
Adjusted Operating Expenses	$469	$484	$1,910	$1,745

a)Includes (i) employee severance costs/(reversals) of $(1) million and $2 million for the three months ended December 31, 2023 and 2022, respectively, and $39 million and $(1) million for the years ended December 31, 2023 and 2022, respectively, (ii) accelerated amortization of operating lease ROU assets of $7 million and $0 for the years ended December 31, 2023 and 2022, respectively, and (iii) contract costs related to leased facilities abandonment of $1 million and $0 for three months ended December 31, 2023 and 2022, respectively, and $3 million and $(2) million for the years ended December 31, 2023 and 2022, respectively.
b)Represents expenses related to the integration of businesses acquired.

c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs. The full year 2022 includes a charge of $19 million for a loss contingency in relation to a contingent event that existed as of the Egencia acquisition date.
d)Represents non-cash equity-based compensation expense related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout and warrant derivative liabilities during the periods.
f)Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $3 million and $8 million for the three months ended December 31, 2023 and 2022, respectively, and $19 million and $25 million for the years ended December 31, 2023 and 2022, respectively, and (ii) legal and professional services costs of $2 million and $1 million for the three months ended December 31, 2023 and 2022, respectively, and $14 million and $9 million for the years ended December 31, 2023 and 2022, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange (gains) losses of $(1) million for both of the three months ended December 31, 2023 and 2022, and $5 million and $8 million for the years ended December 31, 2023 and 2022, respectively, and (ii) non-service component of our net periodic pension cost (benefit) related to our defined benefit pension plans of $2 million and $(3) million for the three months ended December 31, 2023 and 2022, respectively, and $5 million and $(9) million for the years ended December 31, 2023 and 2022, respectively.

Reconciliation of net cash from (used in) operating activities to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2023	2022	2023	2022

Net cash from (used in) operating activities	$58	$(4)	$162	$(394)
Less: Purchase of property and equipment	(26)	(21)	(113)	(94)
Free Cash Flow	$32	$(25)	$49	$(488)

Reconciliation of Net Debt:

	As of December 31,
(in $ millions)	2023	2022
Current portion of long-term debt	$7	$3
Long-term debt, net of unamortized debt discount and debt issuance costs	1,355	1,219
Total debt, net of unamortized debt discount and debt issuance costs	1,362	1,222
Less: Cash and cash equivalents	(476)	(303)
Net Debt	$886	$919

LTM Adjusted EBITDA	$380	$103
Net Debt / LTM Adjusted EBITDA	2.3x	8.9x

Reconciliation of Full-Year 2024 Adjusted EBITDA and Free Cash Flow Guidance

The Company’s full-year 2024 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

Adjusted EBITDA guidance for the year ending December 31, 2024 consists of expected net income (loss) for the year ending December 31, 2024, adjusted for: (i) interest expense of approximately $120-125 million; (ii) income taxes of approximately $(5) million - $10 million; (iii) depreciation and amortization of property and equipment of approximately $180-185 million; (iv) restructuring costs and charges resulting from facilities consolidation of approximately $30-35 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $20-25 million; (vi) non-cash equity-based compensation of approximately $80-85 million, and; (vii) other adjustments, including long-term incentive plan costs, legal and professional services costs, non-service component of our net periodic pension cost (benefit) related to our defined benefit pension plans and foreign exchange gains and losses of approximately $20 million. We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets, fair value movement on earnout derivative liabilities and/or loss on early extinguishment of debt and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Free Cash Flow guidance for the year ending December 31, 2024 consists of expected net cash from operating activities of greater than $230-250 million less capitalized expenditures of approximately $130-150 million.

Forward-Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy, and the plans and objectives of management for future operations and full-year guidance. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of geopolitical conflicts, including the war in Ukraine and the conflicts in the Middle East, as well as related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (10) the effect of legal, tax and regulatory changes; (11) the decisions of market data providers, indices and individual investors, (12) the impact of any future acquisitions including the integration of any acquisition and (13) other risks and uncertainties described in the Company’s Form 10-K, filed with the SEC on March 21, 2023, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.